Exhibit 99.1

Contact: Jim Stark, 972-819-0900, jstark@efji.com

For Immediate Release

EFJ, Inc. Announces Record Third Quarter Revenues of $33.5 Million

•	Third Quarter Revenue Growth Strong, Up 61% vs. 2005

•	Company Revising 2006 Outlook Due to Delays with 800MHz Rebanding Orders

Irving, TX – November 6, 2006 – EFJ, Inc. (NASDAQ: EFJI) today announced its financial results for the third quarter of 2006 including record revenues of $33.5 million and net income of $0.2 million or diluted net income per share of $0.01.

For the third quarter of 2006, revenues were $33.5 million, an increase of $12.7 million or 61% from revenues of $20.8 million for the third quarter of 2005. Net income for the third quarter of 2006 was $0.2 million, a decrease of $1.4 million from net income of $1.6 million in the third quarter of 2005. Diluted net income per share was $0.01 for the third quarter of 2006, compared to diluted net income per share of $0.07, for the third quarter of 2005. Excluding the one time non-cash in process R&D charge related to the companies recent acquisition of 3e Technologies International (3eTI) of $1.6 million, pro forma net income was $1.8 million or $0.07 per diluted share on a pro forma basis. The Company also recorded a non-cash expense of $0.4 million in the third quarter of 2006 related to the company’s adoption of SFAS 123R and $0.3 million of amortization expense related to intangible assets as a result of the purchase of 3eTI.

For the first nine months of 2006, revenues increased $8.0 million or 12.4% to $72.8 million, compared to $64.8 million for the first nine months of 2005. Net income for the first nine months of 2006 was $1.0 million, compared to net income of $7.1 million for the first nine months of 2005. Diluted net income per share for the first nine months of 2006 was $0.04 compared to diluted net income per share of $0.36 for the same period in 2005. The Company also recorded a non-cash expense of $1.3 million for the first nine months of 2006 related to the company’s adoption of SFAS 123R.

“Our core revenue continues to improve compared to last year. We continue to penetrate new areas of Homeland Security, new digital encryption opportunities and new federal government certification requirements,” stated Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer.

“We ended the third quarter with a strong backlog of $62 million versus $14 million in the third quarter of 2005. EFJ, Inc. continues to compete in a market with significant growth opportunities. The conversion to the Project 25 digital standard, the Integrated Wireless Network project and the 800 MHz reconfiguration for our private wireless business combined with our recent acquisition of 3eTI, puts us in an addressable market of $30+ billion. We are focused on executing the strategy to take advantage of this sizable market opportunity,” Jalbert added.

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“Our major challenge continues to be the timely implementation of programs required to achieve our profit margin objectives and the order delays in the 800 MHz rebanding program. To expedite resolution of our internal program delays, we have reorganized our Private Wireless engineering, product management and outsourcing departments. We believe these changes will result in improved efficiencies and processes to reach our desired cost objectives,” added Jalbert.

2006 Outlook

“As a result of the increased order delays due to prolonged contract negotiations between the agencies involved with the 800 MHz reconfiguration program, we are changing our 2006 outlook. Our revenue range for 2006 is now between $104 and $110 million. With this new revenue forecast, we are also lowering our earnings forecast for the year. We anticipate our earnings before income taxes to be in the range of breakeven to $2.0 million, which includes approximately $1.8 million of non-cash stock compensation expense, but excludes the $1.6 million in process R&D charge related to the acquisition of 3eTI,” said Jalbert.

About EFJ, Inc.

EFJ, Inc. is the Irving, Texas based parent company to industry-leading secure wireless and private wireless solution businesses. EFJ, Inc. is home to 3e Technologies International; a leading provider of FIPS validated wireless data infrastructure and software with interoperable security; the EFJohnson Company, one of the first developers of Project 25 mobile communications products and solutions; and Transcrypt International, a leader in secure solutions to protect sensitive voice communications. For more information, visit http://www.efji.com.

Conference Call and Web Cast

The Company announced on October 25, 2006 that it has scheduled an investor conference call for today, November 6, 2006, at 4:00 p.m. eastern time. The call will be available via 800-210-9006. Participants are urged to call in to the conference call at least 10 minutes prior to the start time. Replays of the call will be available starting at 8:00 p.m. eastern time on Monday, November 6, 2006 and continuing until 12:00 Midnight Friday, November 10, 2006. The replay number is 888-203-1112, and the reservation number is 8319413. The call will be accessible via webcast at www.vcall.com by clicking EFJI under “Today’s VCalls.” Investors are advised to go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. The call will be archived for 30 days.

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Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, our expectations on revenues, net income before income taxes, non-cash compensation expense and margin improvement for the business. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the progress of the 800 mHz reconfiguration program, our ability to increase our margin at our Private Wireless segment, the percentage of backlog which is filled during a period, our reliance on third-party suppliers, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components which meet our specifications, the timing of future product development, the actual operational expense experienced, dependence on continued funding of governmental agency programs, the Company’s ability to efficiently and cost effectively integrate and operate the acquired business of 3eTI, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months and nine months ended September 30, 2006 and 2005

(Unaudited and in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$33,502	$20,783	$72,815	$64,799
Cost of sales	21,084	11,622	42,347	30,307

Gross profit	12,418	9,161	30,468	34,492

Operating expenses:
Research and development	2,941	2,668	8,677	11,061
Sales and marketing	2,803	2,451	7,523	7,737
General and administrative, inclusive of non-cash stock option repricing (benefit) expense adjustment of $180 and $(340) for the three and nine months ended September 30, 2005, respectively; and facility relocation expenses of $0 and $909 for the three and nine months ending September 30, 2005 respectively	4,657	2,633	12,364	8,847
Amortization of intangibles	302	1	304	3
Write-off of in-process R&D	1,600	—	1,600	—

Total operating expenses	12,303	7,753	30,468	27,648

Income from operations	115	1,408	—	6,844

Other income (expense)	—	(9)	(1)	(6)
Interest income	345	220	1,264	357
Interest expense	(225)	(16)	(253)	(54)

Income before income taxes	235	1,603	1,010	7,141

Income tax (expense)	—	—	—	—

Net income	$235	$1,603	$1,010	$7,141

Net income per share – Basic	$0.01	$0.07	$0.04	$0.37

Net income per share – Diluted	$0.01	$0.07	$0.04	$0.36

Weighted average common shares – Basic	25,850,910	21,382,815	25,786,307	19,423,717

Weighted average common shares – Diluted	26,192,187	21,663,671	26,177,596	19,779,759

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2006 and December 31, 2005

(Unaudited and in thousands, except share and per share data)

ASSETS	September 30, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$24,423	$39,107
Accounts receivable, net of allowance for returns and doubtful accounts of $158 and $135, respectively	30,273	35,745
Receivables – other	10,109	7,209
Cost in excess of billings on uncompleted contracts	1,829	1,726
Inventories	28,461	14,092
Deferred income taxes	1,287	1,287
Prepaid expenses	904	692

Total current assets	97,286	99,858

Property, plant and equipment, net	6,467	4,573
Deferred income taxes, net of current portion	17,676	22,853
Goodwill	26,219	5,126
Other intangible assets, net of accumulated amortization	16,061	1,615
Other assets	181	213

TOTAL ASSETS	$163,890	$134,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt obligations	6	65
Accounts payable	16,737	5,611
Accrued expenses	7,563	7,344
Billings in excess of cost on uncompleted contracts	1	5
Deferred revenues	290	363

Total current liabilities	24,597	13,388
Long-term debt obligations, net of current portion	15,000	5
Other liabilities	371	—

TOTAL LIABILITIES	39,968	13,393

Commitments and contingencies

Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 26,177,155 and 25,867,094 issued and outstanding as of September 30 , 2006 and December 31, 2005, respectively	261	259
Additional paid-in capital	151,130	150,387
Comprehensive loss	(371)	(1,693)
Accumulated deficit	(27,098)	(28,108)

TOTAL STOCKHOLDERS’ EQUITY	123,922	120,845

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$163,890	$134,238

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